Exhibit 10.4

OUTSIDE DIRECTOR COMPENSATION PACKAGE

Effective January 1, 2007, Wuhan General Group (China), Inc. (the “Company”) shall pay each outside director who is independent in accordance with the Nasdaq and SEC rules governing director independence (an “Eligible Director”) the following for service to the Company:

Annual Cash Retainer	$15,000

Attendance Fee for Each Board or Committee Meeting attended by Eligible Directors residing in Wuhan, China or attended by telephone for Eligible Directors residing outside of Wuhan, China	$1,000

Attendance Fee for Each Board or Committee Meeting attended in person by an Eligible Director residing outside of Wuhan, China	$5,000

In addition, the Chairman of the Company’s Audit Committee will receive an additional annual fee of $5,000.

In addition, each Eligible Director will receive the option to purchase 20,000 shares of the Company’s Common Stock per year. The stock options will vest in four equal quarterly installments over one year.

The Company will also reimburse all reasonable out-of-pocket expenses that are incurred in connection with service to the Company.

If the Company’s Common Stock becomes listed on NASDAQ, the annual cash retainer will increase to $20,000 per year.